UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE BANK OF KENTUCKY FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE BANK OF KENTUCKY FINANCIAL CORPORATION

111 Lookout Farm Drive

Crestview Hills, Kentucky 41017

(859) 371-2340

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON April 19, 2013

Notice is hereby given that the Annual Meeting of Stockholders of The Bank of Kentucky Financial Corporation (“BKFC”) will be held at Receptions Conference Center, 1379 Donaldson Road, Erlanger, Kentucky 41018, on Friday April 19, 2013, at 5:00 p.m., Eastern Daylight Saving Time (the “Annual Meeting”), for the following purposes:

(1) To elect nine directors of BKFC for terms expiring in 2014;

(2) To ratify the selection of Crowe Horwath LLP as the independent registered public accounting firm of BKFC for the current fiscal year;

(3) To approve, on a non-binding, advisory basis, the compensation of BKFC’s executive officers; and

(4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Enclosed with this Notice is a Proxy Statement, Proxy Card and business reply postage-paid envelope (collectively, “Proxy Materials”). The foregoing matters are described in more detail in the enclosed Proxy Statement.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Stockholders: This Proxy Statement and Proxy Card are available on our website at www.bankofky.com under the “Investor Relations” link by clicking “Annual Report” or by going directly to https://www.bankofky.com/investor-relations/annual-report.aspx

Only BKFC’s stockholders of record at the close of business on March 1, 2013, will be entitled to receive notice of, and to vote at, the Annual Meeting.

BKFC’s Proxy Statement accompanies this notice of the Annual Meeting. Financial and other information about BKFC is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2012.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to sign, date and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. The giving of a proxy does not affect your right to vote in person in the event you attend the Annual Meeting. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors

John E. Miracle, Secretary

Crestview Hills, Kentucky

March 15, 2013

THE BANK OF KENTUCKY FINANCIAL CORPORATION

111 Lookout Farm Drive

Crestview Hills, Kentucky 41017

(859) 371-2340

PROXY STATEMENT

The Board of Directors of The Bank of Kentucky Financial Corporation, a Kentucky corporation (“BKFC”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2013 Annual Meeting of Stockholders of BKFC to be held at Receptions Conference Center, 1379 Donaldson Road, Erlanger, Kentucky 41018, on Friday April 19, 2013, at 5:00 p.m., Eastern Daylight Saving Time, and at any adjournment or postponement thereof (the “Annual Meeting”). The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering a written notice of revocation to BKFC, Attention: Secretary;

•	delivering a duly executed proxy bearing a later date to BKFC; or

•	attending the Annual Meeting and voting in person.

Proxies may be solicited by the directors, officers and other employees of BKFC in person or by telephone, telecopy, telegraph or mail without additional compensation. The cost of soliciting proxies will be borne by BKFC.

This Proxy Statement is first being mailed to stockholders of BKFC on or about March 15, 2013. This Proxy Statement and a sample of the form of proxy card sent to stockholders by BKFC are available at: https://www.bankofky.com/investor-relations/annual-report.aspx

VOTING SECURITIES

Only stockholders of record as of 5:00 p.m., Eastern Daylight Saving Time on March 1, 2013, which is the “Record Date,” will be entitled to vote at the Annual Meeting and will be entitled to cast one vote for each common share of BKFC (each “Share”) owned. BKFC’s records disclose that, as of the Record Date, there were 7,480,762 votes entitled to be cast at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election (the “Inspector”) with the assistance of BKFC’s transfer agent. The Inspector will also determine whether or not a quorum is present. The presence, in person or by proxy, of a majority of the issued and outstanding Shares entitled to vote at the Annual Meeting is necessary to establish a quorum at the Annual Meeting. Abstentions and broker non-votes (“Non-Votes”) will be counted by the Inspector for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Abstentions occur when the authority to vote on any particular matter submitted to the stockholders for a vote is withheld. Non-Votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters. Brokers are not permitted to vote on the election of directors without instructions from their customers.

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

FOR the election of Charles M. Berger, John S. Cain, Harry J. Humpert, Barry G. Kienzle, John E. Miracle, Mary Sue Rudicill, Ruth M. Seligman-Doering, Herbert H. Works and Robert W. Zapp as directors of BKFC for terms expiring in 2014;

FOR the ratification of the selection of Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm of BKFC for the current fiscal year; and

FOR the approval, on a non-binding, advisory basis, of the compensation of BKFC’s executive officers.

The Board of Directors recommends a vote “FOR” each of these proposals.

VOTE REQUIRED

Election of Directors

At the Annual Meeting, nine directors are to be elected for terms expiring in 2014. The nine nominees receiving the greatest number of votes will be elected as directors of BKFC for terms expiring in 2014. Broker Non-Votes and abstentions are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. Because the election of directors has been determined to be a “non-routine” matter, the ability of your bank or broker to vote a Non-Vote in the election of directors on a discretionary basis is not permitted. Thus, if you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of directors, your Shares will be considered Non-Votes and no votes will be cast on your behalf with respect to the election of directors.

Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Horwath as the independent registered public accounting firm of BKFC for the current fiscal year. An abstention is not counted toward the ratification of the selection of Crowe Horwath as the independent registered public accounting firm, and the effect of an abstention is the same as a vote “against” the ratification. With respect to Non-Votes relating to the ratification of the selection of Crowe Horwath as the independent registered public accounting firm, such person’s Shares will be voted FOR the ratification of the selection of Crowe Horwath as the independent registered public accounting firm and will not be considered Non-Votes because the ratification of auditors has been determined to be a “routine” matter upon which your bank or broker has the authority to vote uninstructed Shares.

Advisory Vote on Executive Compensation

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to approve, on a non-binding, advisory basis, the proposal regarding the compensation of BKFC’s executive officers. Non-Votes and abstentions are not counted toward the non-binding, advisory vote regarding the compensation of BKFC’s executive officers. Thus, the effect of an abstention or a Non-Vote is the same as an “against” vote.

CORPORATE GOVERNANCE

BKFC periodically reviews its corporate governance policies and procedures to ensure that it reports results with accuracy and transparency and maintains compliance with the laws, rules and regulations that govern the operation of BKFC and its wholly-owned subsidiary, The Bank of Kentucky, Inc. (the “Bank”). As part of this periodic corporate governance review, the Board of Directors reviews and adopts corporate governance policies and practices for BKFC, as appropriate.

Code of Ethics

All BKFC and Bank employees and directors, including BKFC’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, are required to abide by the Bank’s Code of Ethics (the “Code of Ethics”). Accordingly, BKFC does not maintain a separate code of ethics applicable solely to its principal executive officer, principal financial officer and/or its principal accounting officer or persons performing similar functions. The BKFC Board of Directors believes that this Code of Ethics substantially conforms to the code of ethics required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Code of Ethics requires that the Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Bank’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

BKFC will provide a copy of the Code of Ethics without charge to any person upon written request to BKFC at its principal executive office at 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017, Attention: President.

The Board of Directors - Leadership Structure

BKFC’s leadership structure is currently organized such that the positions of Chairman of the Board of Directors and the President and Chief Executive Officer (“CEO”) (the principal executive officer) of BKFC are filled by two different persons (currently Mr. Herbert H. Works and Mr. Robert W. Zapp, respectively). Under BKFC’s Bylaws, the Chairman of the Board presides at all meetings of the stockholders and of the Board of Directors and is authorized to sign records thereof. In contrast, under BKFC’s Bylaws, the President and CEO’s actions remain subject to the control of the Board of Directors. The President and CEO’s duties include general supervision and control of all of the business and affairs of BKFC, as well as the authority to sign deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed (unless the Board of Directors expressly designates otherwise). However, in the absence of the Chairman of the Board, the President and CEO is authorized to perform all of the duties of the Chairman of the Board. BKFC’s Bylaws do not expressly prohibit the same person from serving as both Chairman of the Board and President and CEO.

The Board of Directors - Risk Management

Oversight of risk management is central to the role of the Board of Directors. Currently, BKFC’s Audit Committee has primary responsibility for overseeing BKFC’s risk management processes, including those relating to litigation and compliance risk, on behalf of the full Board of Directors. The Audit Committee evaluates BKFC’s risk assessment and risk management policies and inquires about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks. The Compensation Committee is chiefly responsible for compensation-related risks. The report of the Compensation Committee is set forth in this Proxy Statement under the heading “Compensation Committee Report on Executive and Employee Compensation” below. The committees also receive regular reports from management regarding BKFC’s risks and report regularly to the full Board of Directors concerning risk. In accordance with applicable SEC rules, the Compensation Committee conducts a risk based assessment of the BKFC compensation plans, policies and practices to determine whether such plans, policies and practices create risks that are reasonably likely to have a material adverse effect on BKFC. Based on this assessment, the Compensation Committee has concluded that the BKFC compensation plans, policies and practices do not create risks that are reasonably likely to have a material adverse effect on BKFC. As part of its assessment, the Compensation Committee evaluated BKFC’s compensation plans and programs to determine their propensity to cause undue risk taking by employees, including senior executive officers, relative to the level of risk associated with BKFC’s business model and operations. The Compensation Committee believes that BKFC does not use highly leveraged short-term incentives that encourage high risk behavior at the expense or detriment of long-term value and which are reasonably likely to create a material adverse effect. The Compensation Committee completed its assessment in 2012 as part of its obligation to oversee the compensation risk assessment process for BKFC.

The Board of Directors - Independence

The Board of Directors has determined that each director, other than Robert W. Zapp, is independent within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Bank enters into in the ordinary course of its business, and the lease and other arrangements which are disclosed under “Certain Relationships and Related Transactions” in this Proxy Statement.

Meetings and Committees of the Board of Directors

The Board of Directors of BKFC met 12 times for regularly scheduled and special meetings during the fiscal year ended December 31, 2012. The Board of Directors of the Bank also met 12 times for regularly scheduled and special meetings during the fiscal year ended December 31, 2012. Each director attended at least 75% of the aggregate of the total meetings of the Boards of Directors and the total meetings of the committees on which he or she served.

Compensation Committee

The Compensation Committee of BKFC consisted of Dr. Miracle, Mr. Kienzle and Ms. Rudicill in 2012, each of whom was “independent” as that term is defined in NASDAQ Rule 5605(a)(2). The Compensation Committee met eight times in 2012. The Compensation Committee has a written charter, which was filed with the Proxy Statement for the year ended December 31, 2011. The Compensation Committee of BKFC also serves as the Compensation Committee for the Bank.

The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation, options and incentive compensation awards and plans, and other forms of compensation for the President and CEO and the Treasurer and Assistant Secretary as described in this Proxy Statement. The Compensation Committee makes its recommendations to the Board of Directors, which has final approval of the compensation package for the President and CEO and the Treasurer and Assistant Secretary. Further, the President and CEO makes recommendations to the Compensation Committee regarding the compensation of the Treasurer and Assistant Secretary, subject to the Board of Directors’ final approval of the compensation package for the Treasurer and Assistant Secretary. Dr. Miracle is a member of the Board of Directors and receives no compensation for serving as an officer of BKFC, but receives the same compensation as other members of the Board of Directors.

The 2012 Stock Incentive Plan is administered by the Compensation Committee, which has sole authority to determine the type and amount of awards and the selection of eligible participants. In certain circumstances, the Compensation Committee may delegate to a subcommittee of the Compensation Committee or one or more senior executive officers of BKFC the authority to grant awards to individuals who are not officers or directors for purposes of Section 16 of the Exchange Act or “covered employees” for purposes of Section 162(m) of the Code.

The Compensation Committee also prepares the Compensation Committee Report for inclusion in the BKFC Proxy Statement. The report of the Compensation Committee is set forth in this Proxy Statement under the heading “Compensation Committee Report on Executive and Employee Compensation.”

During fiscal year 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consultant, to review the compensation of the Board of Directors in comparison with that of the Bank’s peers in our region and present a report of its findings to the Compensation Committee. With reference to this report, the Compensation Committee made a recommendation to the Board of Directors on cash compensation and stock incentive awards for the Directors, which was approved by the Board of Directors in May 2012.

The Compensation Committee also engaged PM&P to produce a report for purpose of evaluating the compensation programs for the President and CEO and seven Executive Vice Presidents of the Bank, including both Robert W. Zapp and Martin J. Gerrety, who are the Named Executive Officers of BKFC. The Compensation Committee instructed PM&P to review the compensation practices of the Bank’s peers and provide recommendations on the compensation of the above officers going forward with respect to base salary, short-term incentive compensation and long-term incentive compensation. The report prepared by PM&P, which was submitted to the Compensation Committee in November 2012, was not used by the Compensation Committee as a basis to set these officers’ year-end bonuses or any other compensation for 2012. PM&P provided no other services to BKFC or its affiliates. The Compensation Committee has assessed the independence of PM&P pursuant to SEC rules and has concluded that there are no conflict of interest issues.

Audit Committee

The Audit Committee of BKFC consisted of Messrs. Humpert, Cain, Kienzle and Ms. Rudicill in 2012, each of whom was “independent” as that term is defined in NASDAQ Rule 5605(a)(2) and met the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each Audit Committee member is financially literate and has determined that Mr. Kienzle is an “audit committee financial expert” as defined under SEC rules and regulations by virtue of his background and experience, as described in his biography under the heading “Proposal No. 1: Election of Directors.” The Audit Committee met 15 times in 2012. The Audit Committee of BKFC also serves as the Audit Committee for the Bank. The responsibilities of the Audit Committee include the following:

•	retaining an independent registered public accounting firm to conduct the annual audit of BKFC’s consolidated financial statements and internal control over financial reporting;

•	reviewing the proposed scope of the audits of the independent registered public accounting firm and BKFC’s internal auditors;

•	reviewing the results of the audits performed by the independent registered public accounting firm and BKFC’s internal auditors;

•	reviewing BKFC’s accounting and financial controls with the independent registered public accounting firm and BKFC’s internal audit, financial and accounting staff;

•	overseeing the accounting and financial reporting processes of BKFC and its subsidiary;

•	instituting procedures for the receipt, retention and treatment of complaints received by BKFC regarding accounting, internal accounting controls or auditing matters; and

•	assisting the Board of Directors in the oversight of:

•	the integrity of BKFC’s consolidated financial statements and the effectiveness of BKFC’s internal control over financial reporting;

•	the performance of BKFC’s independent registered public accounting firm and internal auditors;

•	the independent registered public accounting firm’s and internal auditors’ qualifications and independence; and

•	the legal compliance and ethics programs established by management and the full Board of Directors.

The Audit Committee will also carry out any other responsibilities delegated to the Audit Committee by the full Board of Directors. The report of the Audit Committee required by the rules of the SEC is included in this Proxy Statement. See “Proposal No. 2: Ratification of Independent Registered Public Accounting Firm — Audit Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of BKFC consisted of Dr. Miracle, Ms. Seligman-Doering and Messrs. Humpert, Kienzle and Berger in 2012, each of whom was “independent” as that term is defined in NASDAQ Rule 5605(a)(2). The Nominating and Corporate Governance Committee met four times in 2012. The Nominating and Corporate Governance Committee has a written charter, which was filed with the Proxy Statement for the year ended December 31, 2011. The Nominating and Corporate Governance Committee of BKFC also serves as the Nominating and Corporate Governance Committee for the Bank.

The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to become members of the Board of Directors, selecting nominees to be considered as candidates and advising the Board of Directors of the nominees recommended to stand for election as directors, recommending any candidates to fill vacancies, recommending nominees to serve on each committee of the Board of Directors and developing and recommending to the Board of Directors a set of corporate governance guidelines and principles applicable to BKFC and its subsidiaries and providing oversight and review with respect to such matters. The Nominating and Corporate Governance Committee also evaluates the size and composition of the Board of Directors, reviews and amends the authority given to each committee of the Board of Directors and retains and terminates, as appropriate, any search firm used to identify director candidates.

Director Nomination Process

In its deliberations, the Nominating and Corporate Governance Committee considers, among other things, the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, as well as demonstrated leadership skills, the need for independence and involvement in community, business and civic affairs. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominee candidates, the nomination procedures adopted by the Board of Directors and contained in the Nominating and Corporate Governance Committee’s charter requires that the Nominating and Corporate Governance Committee evaluate a broad array of criteria, as well as the overall mix of such criteria, when considering director nominees. The Nominating and Corporate Governance Committee considers a wide range of viewpoints, backgrounds, skills and experience in identifying director nominee candidates.

Any nominee for director chosen by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, must be highly qualified with regard to some or all the attributes listed above. In searching for qualified director candidates to fill vacancies, the Board of Directors and Nominating and Corporate Governance Committee solicits its then current directors for the names of potential qualified candidates. Moreover, the Board of Directors may ask its directors to pursue their own business contacts for the names of potential qualified candidates. The Nominating and Corporate Governance Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board of Directors’ needs and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of BKFC.

BKFC’s By-Laws set forth procedures that must be followed by stockholders seeking to make nominations for directors. In accordance with Section 3.3 of the By-Laws, nominees for election as directors may be proposed only by the directors or by a stockholder entitled to vote for directors if such stockholder has submitted a written nomination to the Secretary of BKFC by the later of the November 30th immediately preceding the annual meeting of stockholders or the sixtieth day before the first anniversary of the most recent annual meeting of stockholders held for the election of directors (unless the annual meeting is not held on or before the thirty-first day following such anniversary, in which case such written notice must be submitted no later than the close of business on the seventh day following the day on which the notice of the annual meeting is mailed to stockholders). Each such written nomination must state the name, age, business or residence address of the nominee, principal occupation or employment of the nominee, number of Shares owned either beneficially or of record by each such nominee and length of time such Shares have been owned. In the event a stockholder has submitted a proposed nominee, the Board of Directors and the Nominating and Corporate Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the Board of Directors and the Nominating and Corporate Governance Committee would evaluate nominees for director recommended by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Dr. Miracle, Mr. Kienzle and Ms. Rudicill serve on the Compensation Committee. None of the members of the Compensation Committee are, or have been, an employee or officer of BKFC or the Bank, other than Dr. Miracle. Dr. Miracle has been serving as Secretary since May 18, 2012. Mr. Works served as a member of the Compensation Committee and as Secretary until May 18, 2012 when he was elected as Chairman of the Board. Neither Dr. Miracle nor Mr. Works received additional compensation for their role as Secretary. During fiscal year 2012, no member of the Compensation Committee had any relationship with BKFC or the Bank requiring disclosure under Item 404 of Regulation S-K. None of the executive officers serves on the board of directors or compensation committee of a company that has an executive officer serving on BKFC’s Board of Directors or Compensation Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of BKFC’s Shares as of March 1, 2013 by:

•	any person who is known to BKFC to own beneficially more than 5% of BKFC’s Shares;

•	each of BKFC’s directors;

•	the Chief Executive Officer and Treasurer of BKFC (together, the “Named Executive Officers,” as there were no other “executive officers” as defined by SEC regulation who received a total annual compensation package in excess of $100,000 for fiscal year 2012); and

•	all current Named Executive Officers and directors as a group.

All Shares are owned with sole voting and investment power by each person listed, unless otherwise indicated by a footnote. The Shares subject to options currently exercisable or exercisable within 60 days of March 1, 2013 are deemed outstanding for calculating the percentage of outstanding Shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. The address of each beneficial owner is c/o BKFC, at 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017, unless otherwise indicated by footnote. As of March 1, 2013, there were 7,480,762 Shares outstanding, each Share entitled to one vote.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding

Directors & Executive Officers
Charles M. Berger	42,845	(1)	*
John S. Cain	129,720	(2)	1.73%
Harry J. Humpert	38,606	(3)	*
Barry G. Kienzle	17,452	(4)	*
John E. Miracle	165,552	(5)	2.21%
Mary Sue Rudicill	79,170	(6)	1.06%
Ruth M. Seligman-Doering	8,911	(7)	*
Herbert H. Works	36,615	(8)	*
Robert W. Zapp	197,277	(9)	2.63%
Martin J Gerrety	20,876	(10)	*

All directors, nominees and executive officers of BKFC as a group (10 persons)	737,024		9.77%

Beneficial Owners Holding More than 5%
Rodney S. Cain. (11)	611,466		8.17%
The R.C. Durr Foundation Inc. (12)	503,080		6.72%
T. Rowe Price Associates, Inc. (13)	527,229		7.05%
T. Rowe Price Small-Cap Value Fund, Inc. (14)	438,239		5.86%
Wellington Management Company, LLP (15)	580,833		7.76%

____________

* Less than 1%

(1)	Includes 3,500 Shares held jointly by Mr. Berger and his spouse; 11,189 Shares held by Mr. Berger’s spouse; 15,000 Shares held by Berger-Collins L.L.C., of which Mr. Berger is the managing member; and 3,000 Shares that may be acquired upon the exercise of options.

(2)	Includes 39,296 Shares held in trusts for each of Mr. Cain’s children and 82,219 Shares held in joint tenancy with his wife. 15,040 shares are held as collateral for a loan from the Bank.
(3)	Includes 14,503 Shares owned by Mr. Humpert’s wife and 3,000 Shares that may be acquired upon the exercise of options.
(4)	Includes 3,785 Shares owned by Mr. Kienzle’s spouse and 3,000 Shares that may be acquired upon the exercise of options.
(5)	Includes 38,480 Shares owned by Dr. Miracle’s spouse; 3,825 Shares owned jointly by Dr. Miracle and his wife; 1,154 Shares owned by Dr. Miracle’s grandchild; and 3,000 Shares that may be acquired upon the exercise of options.
(6)	Includes 14,230 Shares owned jointly by Ms. Rudicill and her spouse; 13,500 Shares owned by Belleview Sand and Gravel, Inc., of which Ms. Rudicill is Chairman and which is owned by Ms. Rudicill and her spouse; and 1,000 Shares that may be acquired upon the exercise of options.
(7)	Includes 5,811 Shares held in trust, of which Ms. Seligman-Doering is the trustee, and 3,000 Shares that may be acquired upon the exercise of options.
(8)	Includes 2,000 Shares owned by Boone-Kenton Lumber, of which Mr. Works is the President and owner, and 3,000 Shares that may be acquired upon the exercise of options.
(9)	Includes 42,965 Shares owned jointly by Mr. Zapp and his spouse; 2,748 Shares held by Mr. Zapp’s spouse as custodian for Mr. Zapp’s daughter; 39,364 Shares owned by Mr. Zapp’s spouse; and 26,350 Shares that may be acquired upon the exercise of options.
(10)	Includes 3,366 Shares held by Mr. Gerrety’s spouse and 16,960 Shares that may be acquired upon the exercise of options.
(11)	This information is based on a Schedule 13G filed by Mr. Rodney S. Cain on February 4, 2013. Mr. Rodney S. Cain has sole voting power over 7,266 of these Shares and shared voting power over 604,200 of these Shares. The address of Mr. Rodney S. Cain is 445 Bristow Road, Independence, Kentucky 41051.
(12)	This information is based on a Schedule 13G filed by The R.C. Durr Foundation Inc. (the “Foundation”) on February 4, 2013. The Foundation has sole voting power of all of the shares. The address of the Foundation is 541 Buttermilk Pike, Suite 544, Covington, Kentucky 41017.
(13)	This information is based on a Schedule 13G jointly filed by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”) on February 13, 2013. Price Associates has sole voting power over 77,290 of these Shares and sole dispositive power over all these Shares. These Shares are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the Shares. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such Shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such Shares. The 527,229 Shares reported by Price Associates include the 438,239 Shares reported by Price Fund. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(14)	This information is based on a Schedule 13G jointly filed by Price Associates and Price Fund on February 13, 2013. Price Fund has sole voting power over all these Shares. The 438,239 Shares reported by Price Fund are also included in the 527,229 Shares reported by Price Associates. The address of Price Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.
(15)	This information is based on a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington Management”) on February 14, 2013. As of February 14, 2013, Wellington Management shared dispositive power over 580,833 of these Shares and shared voting power over 537,827 of these Shares. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 580,833 Shares which are held of record by clients of Wellington Management. The address for Wellington Management is 280 Congress Street, Boston, MA 02210.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nine directors, representing all of the current directors of BKFC, are to be elected at the Annual Meeting to serve until the annual meeting of stockholders in 2014 or until their respective successors are elected or appointed. The terms of all of BKFC’s directors will expire immediately prior to the election of directors at this Annual Meeting.

If any nominee is unable to stand for election, the proxies will be voted for such substitute as the Board of Directors recommends. As of the date of mailing this Proxy Statement, the Board of Directors knows of no reason why any nominee would be unable to serve if elected. Information regarding the nominees for election and continuing directors is provided below. The age indicated for each individual is as of March 13, 2013. Unless otherwise stated, the indicated period of service as a director includes service as a director of the Bank. There are no family relationships among directors or executive officers of BKFC. Each nominee to the Board of Directors was recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Nominees for the Board of Directors

Name	Age	Position(s) Held
Charles M. Berger	60	Director
John S. Cain	49	Director
Harry J. Humpert	87	Director
Barry G. Kienzle	61	Director
John E. Miracle	70	Secretary and Director
Mary Sue Rudicill	69	Director
Ruth M. Seligman-Doering	72	Director
Herbert H. Works	84	Chairman and Director
Robert W. Zapp	61	President, CEO and Director

Charles M. Berger has served as a director of both BKFC and the Bank since April 2002. He currently is chair of the Nominating and Corporate Governance Committee and serves as a member of the Executive, Trust and IT Committees of the Bank. Since 1975, Mr. Berger has been employed by Chas. H. Bilz Insurance Agency, Inc., an independent insurance agency based in Covington, Kentucky that offers commercial and personal insurance products and solutions and employee benefits services, and has served as its President since 1994. In such capacity, Mr. Berger has extensive experience in the financial services industry, overseeing the day-to-day operations of the Chas. H. Bilz Insurance Agency and its 28 employees in representing national and regional insurance carriers in offering a variety of products and services. He received his Bachelor of Science degree in business from Northern Kentucky University in 1975. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Berger should serve as a director because of his general business, risk management, finance and accounting, compliance, corporate governance and entrepreneurial experience, as well as his experience in the financial services industry and corporate management experience and skills.

John S. Cain has served as a director of both BKFC and the Bank since August 2010, is currently a member of the BKFC’s Audit Committee, and serves as a member of the Audit, Asset Quality Committees of the Bank, and Chair of the IT Committee of the Bank. Mr. Cain is the President of Wiseway Supply, a privately held electrical, plumbing and lighting supplies company based in Florence, Kentucky, and, as President, has been responsible for the day-to-day operations and strategic decisions of the family business since 1994. In 2011, Mr. Cain co-founded and serves on the Board of Managers and Credit Committee for Alliance Business Lending, LLC, an asset-based lender. Prior to that, Mr. Cain was an internal auditor and financial analyst for Procter & Gamble Company. Mr. Cain is the immediate past chairman of the board of directors for IMARK Electrical Buying Group from 2007. He obtained his undergraduate degree from the University of Kentucky in 1986 with a triple major in Accounting, Finance and German and received his Juris Doctor from Northern Kentucky University in 1993. Raised in Kentucky, Mr. Cain is heavily involved in the community, contributing his talents to many local organizations. He currently serves on the Board of Directors for Governor’s Scholars, is past Chair of the Northern Kentucky Chamber of Commerce and is a current member of Tri-County Economic Development Corporation. Mr. Cain was chosen to be a director due to his community leadership, management skills and entrepreneurial experiences. Mr. Cain brings to our board in-depth knowledge and experiences with various members of the community, his expertise on financial matters, as well as a perspective on making decisions necessary for growth and success.

Harry J. Humpert has served as a director of BKFC and the Bank since 1995, is currently the Chair of the Community Reinvestment Act (“CRA”) Committee of the Bank, and serves as a member of the Nominating and Corporate Governance, Executive Loan and Audit Committees of the Bank and BKFC. Mr. Humpert is the President of Humpert Enterprises, Inc., a company that operates Klingenberg’s Hardware and Paint in Covington, Kentucky and has been employed by that company for the last 50 years. Mr. Humpert served as chairman of the board of directors of Burnett Savings Bank in Covington, Kentucky until the institution was purchased by the Bank of Kentucky in 1995. He received his Bachelor of Science degree in business administration from the University of Dayton. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Humpert should serve as a director because of his corporate management skills and experience, his experience in the financial services industry, as well as his general business, sales, good judgment and integrity, and entrepreneurial experience.

Barry G. Kienzle has served as a director of BKFC and the Bank since February 2007, and is currently the Chair of the Audit Committee of both BKFC and the Bank and serves as a member of the Nominating and Corporate Governance Committee and of the Compensation Committee. Mr. Kienzle also serves as a member of the Trust Committee and IT Committee of the Bank. Since 1987, Mr. Kienzle has been employed as the Senior Vice President and Chief Financial Officer (“CFO”) of Paul Hemmer Company, a real estate development and construction firm based in Fort Mitchell, Kentucky. Mr. Kienzle is also a member of the board of directors of the Paul Hemmer Company and serves as a director for affiliated entities Paul Hemmer Development Co., Paul Hemmer Development Co. III and Paul Hemmer Development Co IV. Mr. Kienzle is a member of the Ohio Society of CPAs and maintains an inactive Ohio CPA license. Mr. Kienzle is also a director of Northern Kentucky University Foundation, and serves as the chairman of its Audit Committee and a member of its Executive Committee and Finance Committee. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Kienzle should serve as a director because of his general business, finance and accounting, audit, compliance, corporate governance and corporate management experience, as well as his experience in the real estate industry. Mr. Kienzle’s experience as a CFO provides him with an in-depth understanding of generally accepted accounting principles and the application of such principles to various accounting estimates, accruals and reserves.

John E. Miracle, D.M.D., has served as a director of BKFC since its inception in 1994 and of the Bank since 1991. He is currently a member of the Compensation and Nominating and Corporate Governance Committees for BKFC and the Trust, Asset Quality and Executive Loan Committees for the Bank. In 2012 Dr. Miracle was also appointed to the non-executive role of Secretary for both BKFC and the Bank. Dr. Miracle had a private dental practice for 30 years and retired from practice in September 1999. As a result of these and other professional experiences, the Board of Directors has concluded that Dr. Miracle should serve as a director because of his general business and entrepreneurial experience. Through his long-term service on the Board of Directors of BKFC and the Bank, Dr. Miracle brings to our Board an in-depth knowledge of the business of the Bank and BKFC.

Mary Sue Rudicill has served as a director of BKFC since its inception in 1994 and of the Bank since 1991 and is presently a member of Audit and Compensation Committees of both the BKFC and the Bank. She is also a member of the CRA and Compliance Committees of the Bank. Ms. Rudicill has a background in accounting and finance, serving as an auditor and a member of the board of directors of Boone State Bank & Trust Company from 1971 to 1986. Ms. Rudicill is presently, and has served for the past 18 years as, the Chairperson of Belleview Sand and Gravel, Inc. and Gravelview Trucking Company, family owned businesses based in Burlington, Kentucky that supply sand, gravel, concrete, aggregates and masonry products throughout northern Kentucky. As Chairperson, Ms. Rudicill oversees all aspects of the business, finance and operations of Belleview Sand and Gravel, Inc. and Gravelview Trucking Company, which have a total of 20 employees. As a result of these and other professional experiences, including the experience and skills acquired by Ms. Rudicill during her long-term service on the boards of directors of financial services institutions, the Board of Directors has concluded that Ms. Rudicill should serve as a director because of her corporate management skills and experience, as well as her general business, sales, corporate governance, accounting and finance, audit and entrepreneurial experience.

Ruth M. Seligman-Doering has served as a director of BKFC since its inception in 1994 and of the Bank since its inception in 1990 and is presently a member of the Nominating and Corporate Governance Committee of BKFC, chair of the Trust Committee of the Bank and a member of the CRA and IT Committees of the Bank. Ms. Seligman-Doering is director of Charles Seligman Distributing Company, Inc., a family owned beverage wholesaler and distributor based in Walton, Kentucky and has also been its President and CEO since 1992, overseeing all aspects of its day-to-day operations and approximately 125 employees. As a result of these and other professional experiences, the Board of Directors has concluded that Ms. Seligman-Doering should serve as a director because of her corporate management skills and experience, as well as her general business, sales, corporate governance and entrepreneurial experience.

Herbert H. Works has served as a director of BKFC since its inception in 1994 and a director of the Bank since 1992. Mr. Works has served as the Chairman of both BKFC and the Bank since 2012 and currently serves as a member of the Executive, Asset Quality, CRA and IT Committees of the Bank. From 2003 to 2012, Mr. Works served as the Secretary of both BKFC and the Bank. Mr. Works is the President of Boone-Kenton Lumber Company, located in Erlanger, Kentucky, which provides lumber and related products and services for the building industry. Mr. Works has been employed by that company for the last 27 years where he has overseen all aspects of its business and operations. As a result of these and other professional experiences, including the experience and skills acquired by Mr. Works during his service as Secretary of BKFC, the Board of Directors has concluded that Mr. Works should serve as a director because of his general business, corporate management, sales and entrepreneurial experience.

Robert W. Zapp has served as a director of BKFC since its inception in 1994 and a director of the Bank since its inception in 1990. Mr. Zapp is the President and CEO of the Bank and BKFC and has served in that capacity since each of their inceptions. Prior to that, Mr. Zapp was the President of Fifth Third Bank of Kenton County, formerly Security Bank, and resigned as President of such institution in order to participate in the organization of the Bank. Prior to that, Mr. Zapp served as the Executive Vice President over lending and on the board of directors for Boone State Bank in northern Kentucky. As a result of these and other professional experiences, including the experience and skills acquired by Mr. Zapp during his service in various management positions within BKFC and the Bank, as well as his extensive experience in the financial services industry, the Board of Directors has concluded that Mr. Zapp should serve as a director because of his general business, risk management, corporate governance, corporate management, bank regulatory, legal and public company experience.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Crowe Horwath as the independent registered public accounting firm of BKFC and the Bank for the current fiscal year. Crowe Horwath has been the auditor of BKFC since 1995. In the event that ratification of this selection of the independent registered public accounting firm is not approved by a majority of the Shares voting thereon, the Audit Committee will review its future selection of auditors.

Management expects that a representative of Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Horwath as the independent registered public accounting firm of BKFC for the current fiscal year. The effect of an abstention or a Non-Vote is the same as an “against” vote. If, however, a stockholder has signed and dated a proxy in the form of the enclosed proxy, but has not voted on the ratification of the selection of Crowe Horwath as the independent registered public accounting firm by marking the appropriate box on the proxy, such person’s Shares will be voted FOR the ratification of the selection of Crowe Horwath as the independent registered public accounting firm and will not be considered Non-Votes.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the selection of Crowe Horwath as the independent registered public accounting firm of BKFC for the current fiscal year.

Aggregate fees for professional services rendered for BKFC and the Bank by Crowe Horwath for the years ended December 31, 2012 and 2011 are described below. The Audit Committee charter adopted by the Board of Directors of BKFC establishes procedures with respect to the pre-approval by the Audit Committee of the engagement of accountants to render audit or non-audit services. The written charter of the Audit Committee was filed with the Proxy Statement for the year ended December 31, 2011. All auditing services and non-audit services provided by Crowe Horwath for the years ended December 31, 2012 and 2011 have been approved by the Audit Committee.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the BKFC annual consolidated financial statements as of and for the years ended December 31, 2012 and 2011, the audit of management’s assertion on internal control over financial reporting as of December 31, 2012 and 2011, and the reviews of the financial statements included in the BKFC Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2012 and 2011 were $275,825 and $282,705, respectively, which were paid or expected to be paid to Crowe Horwath. The 2012 and 2011 audit fees included required Housing and Urban Development audit and related examiner review of Crowe Horwath’s working papers. The 2011 audit fees included procedures associated with the registration of BKFC’s TARP warrants.

Audit-Related Fees

The aggregate fees billed to BKFC for assurance related services by Crowe Horwath for the fiscal year ended December 31, 2012 was $3,500. The 2012 fees were for assistance with an SEC comment letter. No audit-related fees were billed by Crowe Horwath for the fiscal year ended December 31, 2011.

Tax Fees

No fees were billed by Crowe Horwath for tax services for the fiscal year ended December 31, 2012 and 2011.

All Other Fees

No fees were billed by Crowe Horwath for any other professional services not otherwise described above for the fiscal years ended December 31, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and reviewing the work of the independent registered public accounting firm and setting the independent registered public accounting firm’s compensation. In accordance with its charter, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to BKFC or the Bank and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. During the year ended December 31, 2012, all services were approved in advance by the Audit Committee in compliance with these procedures.

Audit Committee Report

BKFC’s management is responsible for BKFC’s internal control over financial reporting and for preparation of BKFC’s consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of BKFC’s internal control over financial reporting and consolidated financial statements and issuing an opinion on the effectiveness of internal control over financial reporting and conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees BKFC’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that BKFC’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the auditors’ independence from BKFC and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with BKFC’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, its evaluation of BKFC’s consolidated financial statements and internal control over financial reporting, and the overall quality of BKFC’s financial reporting process and required communications discussed above.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of BKFC’s management, which has the primary responsibility for the financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of BKFC’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that BKFC’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of BKFC’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that BKFC’s independent auditors are in fact “independent.”

In reliance on the reviews and discussions referenced above, the Audit Committee recommends to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in BKFC’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. Subject to stockholder ratification, the Audit Committee has selected BKFC’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE

John S. Cain

Harry J. Humpert

Barry G. Kienzle

Mary Sue Rudicill

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), BKFC’s Board of Directors is providing stockholders with the opportunity to cast an advisory vote on its compensation program at the 2013 Annual Meeting. This vote will not be binding on or overrule any decisions by BKFC’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of BKFC’s stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee has taken, and will take, into account the outcome of the vote when considering future executive compensation arrangements.

Therefore, stockholders are being given the opportunity to vote on a non-binding, advisory resolution at the Annual Meeting to approve BKFC’s executive compensation policies and procedures as described below under “Compensation Discussion and Analysis” and tabular disclosure of Named Executive Officer compensation as described below under “Executive Compensation.” This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse BKFC’s executive pay program.

The objective of BKFC’s compensation policies and procedures is to retain and reward experienced, highly qualified executives critical to BKFC’s long-term success and to link their success to that of BKFC. The Board of Directors believes that BKFC’s compensation policies and procedures achieve this objective.

Resolution to be Approved

The holders of a majority of the votes cast in person or by proxy at the Annual Meeting are asked to approve the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of The Bank of Kentucky Financial Corporation’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This is an advisory vote only, and neither BKFC nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory resolution relating to BKFC’s executive compensation policies and procedures. The effect of an abstention or a Non-Vote is the same as an “against” vote. If, however, a stockholder has signed and dated a proxy in the form of the enclosed proxy, but has not voted for the approval of the non-binding, advisory resolution relating to BKFC’s executive compensation policies and procedures by marking the appropriate box on the proxy, such person’s Shares will be voted FOR the approval of the non-binding, advisory resolution relating to BKFC’s executive compensation policies and procedures and will not be considered Non-Votes.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the non-binding, advisory resolution relating to BKFC’s executive compensation policies and procedures.

EXECUTIVE OFFICERS

The executive officers of BKFC as of the date of this Proxy Statement are listed below. All executive officers hold office until their successors are appointed. Executive officers are appointed annually by the Board of Directors.

Name	Age	Position
Herbert H. Works	84	Chairman
Robert W. Zapp	61	President and Chief Executive Officer
John E. Miracle	70	Secretary
Martin J. Gerrety	49	Treasurer and Assistant Secretary

Biographical information regarding each of these executive officers, except Mr. Gerrety, is set forth above, in “Proposal No. 1: Election of Directors.” Biographical information regarding Mr. Gerrety is set forth below.

Martin J. Gerrety was Senior Vice President and Chief Financial Officer of Peoples Bank of Northern Kentucky from 1996 until 2002, where he oversaw all aspects of the finance and accounting functions as well as a staff of finance professionals. He has served as both Treasurer and Assistant Secretary of BKFC since May 2003, and as Senior Vice President, CFO of the Bank since 2002 until July of 2005, and as Executive Vice President, CFO of the Bank since July of 2005. In those capacities he is responsible for the financial reporting and accounting functions for both BKFC and the Bank. He received his Bachelor of Science degree from Northern Kentucky University in 1985 and his Masters of Business Administration from Xavier University in 1995.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains BKFC’s compensation philosophy, policies and practices with respect to the President and CEO, and Treasurer and Assistant Secretary, both of whom are referred to collectively as the “Named Executive Officers.”

Responsibility for Executive Compensation Program

The Compensation Committee of the Board of Directors is responsible for establishing compensation policies with respect to the President and CEO and the Treasurer and Assistant Secretary, whose compensation is listed in the “Executive Compensation—Summary Compensation Table” below, and overseeing their compensation. The Compensation Committee consults with the President and CEO in setting the compensation for BKFC’s Treasurer and Assistant Secretary.

At the 2012 annual meeting of stockholders of BKFC, pursuant to a non-binding, advisory vote, the stockholders approved the compensation of BKFC’s Named Executive Officers as disclosed in the proxy statement. The Compensation Committee has considered the results of this advisory vote and believes that it shows support by BKFC’s stockholders for BKFC’s compensation philosophy and the executive compensation programs that implement BKFC’s compensation philosophy. BKFC has not significantly changed its executive compensation programs following the advisory vote. The Board of Directors has determined that stockholder non-binding, advisory vote on BKFC’s executive compensation shall occur every year. Accordingly, the next such stockholder non-binding, advisory vote will be held at BKFC’s 2014 annual meeting of stockholders.

Compensation Objectives

The Compensation Committee seeks to achieve three broad goals in connection with the compensation program and decisions regarding Named Executive Officers. First, the Compensation Committee structures the compensation program in a manner that the Compensation Committee believes will enable BKFC and the Bank to retain the Named Executive Officers. Second, the Compensation Committee establishes the compensation program for the Named Executive Officers to reward them for the achievement of business objectives of BKFC and the Bank. Finally, the compensation programs for the Named Executive Officers are intended to provide each respective officer with an equity interest in BKFC so as to link a portion of his compensation with the performance of BKFC’s Shares.

Neither BKFC nor the Bank have entered into employment agreements or separate change-of-control or severance agreements with the Named Executive Officers in connection with BKFC and the Bank’s compensation programs because BKFC does not favor treatment of the Named Executive Officers in those circumstances beyond that provided for employees generally.

Compensation Components

The key components of the compensation program for the Named Executive Officers consist of a base salary, a performance-based cash bonus plan and participation in various performance-based and other compensation plans, including BKFC’s 1997 Stock Option and Incentive Plan (the “1997 Stock Option Plan”) (which has expired), 2007 Stock Option Plan (which has expired) and 2012 Stock Incentive Plan, Pension Plan, Contribution Plan and Insurance Plan, as further described below.

In determining annual base salary and performance-based compensation, such as cash bonuses, the Compensation Committee believes that establishing performance-based goals for the Bank provides an opportunity to align awards with performance. The base salaries for the Named Executive Officers are established from year to year by the Board of Directors, based on the recommendations of the Compensation Committee. Bonus compensation is determined as described below.

At the end of each calendar year, the Compensation Committee reviews the past year’s performance by the Named Executive Officers and also reviews any matters which may have occurred during the prior year that represented extraordinary services or accomplishments or any extraordinary matters which were beyond the Named Executive Officer’s control. Based upon the foregoing, the Compensation Committee formulates its recommendations pertaining to the Named Executive Officers and submits them for approval by the Board of Directors.

The key components of BKFC’s executive compensation program are set forth in greater detail below.

Base Salary. BKFC’s base salary program is designed to provide a competitive base salary to management and other employees. The salary levels of all employees, including the Named Executive Officers, are set to reflect the duties and levels of responsibilities inherent in the position and the competitive conditions in the banking business in BKFC’s market area. Comparative salaries paid by peer financial institutions are considered in establishing the salary for a given position. Particularly in determining the Named Executive Officers’ base salaries, the Compensation Committee utilizes surveys prepared by trade groups and other independent sources of salaries paid to executive officers of other bank holding companies, non-diversified banks and other financial institutions similar in size, market capitalization and other characteristics. The base salaries for the President and CEO and the Treasurer and Assistant Secretary are reviewed annually by the Compensation Committee, taking into account the competitive level of pay as reflected in the surveys consulted. In setting base salaries, the Compensation Committee also considers a number of factors relating to the individual, including individual performance, historic salary levels, general market conditions, job responsibilities, level of experience, ability and knowledge of the position and complexity of BKFC’s operations. These factors are considered in the aggregate and none of the factors is accorded a specific weight. See “Executive Compensation—Summary Compensation Table” for base salaries paid to the Named Executive Officers during the 2012 fiscal year.

Bonus Plan. BKFC’s bonus plan provides the Named Executive Officers with additional incentive to attain company-wide financial objectives and individual performance goals. For fiscal years 2004 through 2007, the Board of Directors established a variable cash bonus award of up to 49% of base salary for each such year, based upon the Bank’s achievement of levels of return on equity (“ROE”), return on assets (“ROA”) and asset growth. For 2008 and thereafter, subject to the right of the Board to make changes to the plan, the Board of Directors revised its criteria under the bonus plan. The criteria established for 2008 and thereafeter provide for potential bonus awards based upon the increase in BKFC’s diluted earnings per share as compared to the prior fiscal year. The minimum level of increase in diluted earnings per share under the bonus plan is 3%, corresponding to a possible discretionary bonus award of 5% of the Named Executive Officer’s base salary. The maximum level of increase in diluted earnings per share under the bonus plan is 15%, corresponding to a possible discretionary bonus award of 50% of the Named Executive Officer’s base salary. Varying levels of performance in-between these minimum and maximum levels establish possible discretionary bonus awards ranging from 5% to 50%. The Compensation Committee, in connection with its annual performance review of the Named Executive Officers, considers making discretionary bonus awards under this program in light of the foregoing criteria as well as the individual performance and other relevant factors.

As BKFC’s diluted earnings per share for fiscal year 2012 increased by 16% as compared to fiscal year 2011, the Compensation Committee recommended, and the Board of Directors approved, awarding each of the Named Executive Officers a bonus equal to 22.5% of their respective base salary for 2012 under the bonus plan applicable for 2012.

Long-Term Equity Incentive Compensation Program. BKFC’s long-term incentive compensation consists of incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units related to BKFC’s common stock.

1997 Stock Option Plan and 2007 Stock Option Plan. Both of BKFC’s 1997 Stock Option Plan and 2007 Stock Option Plan, which consist entirely of stock option awards to purchase shares of BKFC’s common stock, encourage directors, officers, managerial and key employees to focus on the long-term growth of BKFC and the Bank since the value of these awards depends on their performance and BKFC’s future stock value. Both plans were designed to be administered by a committee composed of members of the Board of Directors of BKFC (a “Stock Option Committee”). The Stock Option Committee determined the proportions and terms of stock option grants. In deciding to award options, the Stock Option Committee considered a number of factors, including the number of options outstanding or previously granted and the aggregate size of current awards. All stock options that have been granted under these two plans have an exercise price equal to the fair market value of BKFC’s Shares at the time of grant and are exercisable within a 10-year or less period. The 1997 Stock Option Plan expired on March 21, 2007 and was replaced with the 2007 Stock Option Plan, which was adopted by the Board of Directors on March 16, 2007 upon the recommendation of the Compensation Committee, and approved by stockholders at BKFC’s 2007 annual meeting on April 20, 2007. The 2007 Stock Option Plan expired on April 20, 2012 and was replaced with the 2012 Stock Incentive Plan, which was adopted by the Board of Directors on March 16, 2012 and approved by stockholders at BKFC’s 2012 annual meeting on April 20, 2012.

The 2007 Stock Option Plan provides that up to a maximum of 1,200,000 shares of BKFC’s common stock (subject to certain adjustments such as stock splits, stock dividends or recapitalizations) are available for issuance thereunder. Of these shares, options for up to 360,000 shares may be awarded to non-employee directors and non-employee officers, and options for up to 840,000 shares may be awarded to employees. No more than 25% of the shares subject to options may be awarded to any individual who is an employee of BKFC, no more than 5% of such shares may be awarded to any director or officer who is not an employee, and no more than 30% of such shares may be awarded to non-employee directors and non-employee officers in the aggregate. During fiscal year 2012, no options were awarded under the 2007 Stock Option Plan.

2012 Stock Incentive Plan. The 2012 Stock Incentive Plan, which authorizes the grant of ISOs, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units, permits BKFC to have significant flexibility in determining the types and specific terms of awards made to participants. The purpose of the 2012 Stock Incentive Plan is to assist BKFC in (i) attracting and retaining employees and directors of, and independent contractors to, BKFC; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals and (iii) enabling such individuals to participate in the long-term growth and financial success of BKFC. The 2012 Stock Incentive Plan permits BKFC to have significant flexibility in determining the types and specific terms of awards made to participants based on then-current objectives for aligning compensation with stockholder value. The 2012 Stock Incentive Plan is administered by the Compensation Committee as described under the heading “Corporate Governance – Meetings and Committees of the Board of Directors – Compensation Committee.”

The 2012 Stock Incentive Plan provides that up to a maximum of 1,000,000 Shares (subject to certain adjustments such as stock splits, stock dividends or recapitalizations) are available for issuance thereunder. Of these shares, (a) no more than 750,000 Shares may be issued as ISOs; (b) no more than 250,000 Shares may be issued as nonqualified stock options; (c) no more than 400,000 Shares may be issued pursuant to restricted stock; and (d) no more than 400,000 Shares may be issued pursuant to restricted stock units.

In addition, under the 2012 Stock Incentive Plan, in a given calendar year, no participant may (a) be granted stock options and tandem stock appreciation rights that are related to stock options for more than 25,000 Shares; (b) receive Shares pursuant to the grant of any freestanding SARs for more than a total of 25,000 Shares;(c) receive awards of performance shares in excess of 10,000 Shares; (d) receive performance share units of more than 10,000 Shares or (e) receive awards paid in cash having an aggregate dollar value in excess of $250,000.

Each Share issued or transferred pursuant to an award of options or stock appreciation rights will reduce the aggregate plan limit of one million Shares by one Share. Each Share issued or transferred (and in the case of restricted stock, restricted stock units, performance shares and performance units, released from all substantial risk of forfeiture) pursuant to an award other than options or stock appreciation right will reduce the aggregate plan limit of one million Shares by 2.50 Shares. The following are not included in calculating the Share limitations set forth above: (i) awards that are settled in cash and (ii) any Shares subject to an award under the 2012 Stock Incentive Plan if the award is forfeited, cancelled, terminated, expired or lapsed for any reason without the issuance of Shares underlying the award. Any Shares that again become available for issuance as described above will be added back to the aggregate plan limit in the same manner such Shares were originally deducted from the aggregate plan limit.

During fiscal year 2012, no awards were granted to the Named Executive Officers under the 2012 Stock Incentive Plan. For the awards granted to non-employee directors in 2012 pursuant to the 2012 Stock Incentive Plan, see the section entitled “Director Compensation – Restrictive Stock Unit Program for Non-Employee Directors and General Counsel.”

Retirement Benefits. BKFC’s 401(k) plan has proven to be an important retention tool for BKFC and the Bank. The 401(k) plan is a broad-based tax-qualified defined contribution plan that provides employees with valuable retirement benefits. Under the 401(k) plan, BKFC provides participants with the opportunity to defer their compensation for retirement up to the maximum amount permitted by law.

Effective September 1, 2003, the Bank’s Board of Directors adopted The Bank of Kentucky, Inc. Executive Private Pension Plan (the “Pension Plan”) to provide supplemental retirement income for eligible employees. The Pension Plan is a defined benefit pension plan which covers any person employed by the Bank who is determined by the Bank to be a member of management and who is designated as an eligible employee under the Pension Plan.

Eligible employees are entitled to receive a pension benefit of 30% of their “final average compensation” if employment is terminated on or after the date on which the eligible employee turns 65. The term “final average compensation” is defined to mean the annual adjusted compensation of a participant averaged over the five consecutive plan years from the date of participation which produces the highest annual average, provided that if the participant has less than five consecutive plan years of service, final average compensation will be based on adjusted compensation for those years of service from the date of employment to the date of termination. The benefits under the Plan shall be paid in the form of an immediate 15-year term annuity. There are currently 15 employees of the Bank who are considered to be eligible employees of the Pension Plan, all of whom participate in the Pension Plan, including Messrs. Zapp and Gerrety. The Pension Plan was subsequently amended to add the definition of “separation from service” to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Other Compensation. Effective September 1, 2003, the Board of Directors of the Bank adopted an Executive Deferred Contribution Plan (the “Contribution Plan”) providing certain employees an opportunity to defer the receipt of compensation pursuant to Section 451 of the Code. The Contribution Plan is intended as an unfunded arrangement for the benefit of a select group of management employees. The Contribution Plan allows participants to defer a portion of their annual compensation into a deferred compensation account which is deemed to be invested among such categories of investments as may be made available under the Contribution Plan, with the participant’s account being credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments. The Contribution Plan was subsequently amended to update the definitions of “disability” and “separation from service” to comply with Section 409A of the Code. Additionally, the Contribution Plan was amended to expand the securities to which a participant’s deferred compensation account may be directed to include common or preferred stock of BKFC or any affiliate. In connection with the amendments to the Contribution Plan, BKFC also created a nonqualified grantor trust, commonly known as a rabbi trust, the assets of which may be used to pay participants’ benefits in the Contribution Plan.

Employees are provided with coverage under medical, life insurance and disability plans on terms consistent with industry practice. Other coverage, such as dental insurance, is available to employees on a voluntary basis. Employees are provided with access to a flexible spending plan which allows employees to set aside pre-tax dollars to pay for certain benefits.

Effective September 1, 2003, the Board of Directors of the Bank adopted a Group Insurance Endorsement Plan (the “Insurance Plan”) to supplement insurance death protection to certain employees. The Insurance Plan provides a death benefit to the policy’s beneficiaries equal to two times such participant’s annual salary for the year of his or her death.

Detailed information regarding other compensation is provided in footnote 2 to the Summary Compensation Table below. In general, BKFC believes that perquisites should not constitute a consequential portion of any executive officer’s compensation.

Tax and Accounting Considerations

In consultation with advisors, the tax and accounting treatment of each of BKFC’s compensation programs is evaluated at the time of adoption and annually to ensure that we understand the financial impact of each program on BKFC. BKFC’s analysis includes a review of recently adopted and pending changes in tax and accounting requirements. During fiscal 2012, we continued to consider the implications of significant developments in the tax and accounting area.

Section 162(m) of the Code limits the Bank’s Federal income tax deduction for certain executive compensation in excess of $1 million paid to the Named Executive Officers. The $1 million deduction limit does not apply, however, to “performance-based compensation,” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Compensation Committee recognizes the possibility that if the amount of the base salary of a Named Executive Officer, and other compensation not described in the preceding paragraph, exceeds $1 million, it may not be fully deductible for Federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available. To date, the compensation of the Named Executive Officers has not approached $1 million, nor is it expected to in the near future.

Stock Ownership Requirements

BKFC has not adopted formal stock ownership requirements for the Named Executive Officers and members of the Board of Directors. As a practical matter, the Named Executive Officers and directors hold significant interests of BKFC stock, which they have accumulated primarily through individual purchases and receipt of stock option awards.

Under our Restrictive Stock Unit Program for Non-Employee Directors and General Counsel established in 2012, the award of restricted stock units places a restriction on the restricted stock of BKFC subsequently issued in exchange for such restricted stock units. The restriction requires that the first $60,000 worth of restricted stock must continue to be held by the recipient until one year after he or she ceases to serve in the applicable capacity, or sooner dies. For details on the restriction, see the section entitled “Director Compensation – Restrictive Stock Unit Program for Non-Employee Directors and General Counsel.”

Compensation for the Named Executive Officers in 2012

Chief Executive Officer Compensation. In determining Mr. Zapp’s compensation for fiscal 2012, the Compensation Committee focused on BKFC’s financial performance during the year, the number of initiatives begun, expanded or completed by BKFC and the Bank, competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level, the importance of retaining a President and CEO with the strategic, financial and leadership skills to ensure BKFC’s continued growth in the foreseeable future, and the challenging conditions facing the financial services sector at the present time and in the coming months. Under the bonus plan for Mr. Zapp, he was eligible to earn a bonus of 0% to 50% of his base salary based on BKFC’s achievement of the financial performance target based on diluted earnings per share, described above. The Compensation Committee recommended, and the Board of Directors approved, a bonus to Mr. Zapp for the 2012 fiscal year in the amount of $111,600, or 22.5% of his base salary. No awards were granted to Mr. Zapp under the 2007 Stock Option Plan or 2012 Stock Incentive Stock Plan for the 2012 fiscal year.

Treasurer Compensation. The base salary for Mr. Gerrety is also set by the Compensation Committee, based upon recommendations provided by the President and CEO, in a manner consistent with the base salary guidelines applied to the President and CEO. In general, the Compensation Committee considers the Bank’s financial performance, peer group financial performance and compensation survey data when making decisions regarding other executive officers’ compensation, including salary, bonus and awards under the 2007 Stock Option Plan and the 2012 Stock Incentive Plan. The Compensation Committee also considers the challenging conditions facing the financial services sector at the present time and in the coming months. Under the bonus plan for Mr. Gerrety, he was eligible to earn a bonus of 0% to 50% of his base salary based on BKFC’s achievement of the financial performance target based on diluted earnings per share, described above. The Compensation Committee recommended, and the Board approved, a bonus to Mr. Gerrety for the 2012 fiscal year in the amount of $42,300, or 22.5% of his base salary. No awards were granted to Mr. Gerrety under the 2007 Stock Option Plan or 2012 Stock Incentive Stock Plan for the 2012 fiscal year.

Economic Considerations. The Compensation Committee’s decisions with respect to Mr. Zapp’s and Mr. Gerrety’s respective compensation reflect the significant issues existing for financial institutions in the current and anticipated economic environment, including mortgage defaults, decline in housing prices, other credit defaults, other bank failures, unemployment rates and special factors for individual markets, such as the economy in northern Kentucky. BKFC executives have, for the most part, avoided the major mistakes of other financial institutions, but nonetheless must deal with the circumstances created by these other institutions.

The Compensation Committee will continue to review the Named Executive Officers’ compensation and consider any changes to the terms of existing compensation arrangements with such Named Executive Officers as it deems advisable to accomplish the objectives of BKFC’s executive compensation program, which are described above.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by BKFC in 2012, 2011 and 2010 to BKFC’s Named Executive Officers (its Chief Executive Officer and its Treasurer and Assistant Secretary), whose total compensation exceeded $100,000 for fiscal year 2012. BKFC’s executive officers are compensated by BKFC’s subsidiary, the Bank. Except for the Named Executive Officers, no executive officer of BKFC received more than $100,000 in total compensation payments from the Bank during the year ended December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)	Non-equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)

Robert W. Zapp(3)	2012	493,510	111,600	—	—	—	214,422	23,964	843,496
President and CEO	2011	431,250	—	—	—	—	101,273	22,390	554,913
	2010	375,166	—	—	—	—	80,721	21,089	476,976

Martin J. Gerrety(4)	2012	187,692	42,300	—	—	—	70,941	4,683	305,616
Treasurer and Assistant	2011	179,539	—	—	—	—	23,995	4,405	207,939
Secretary	2010	167,431	—	—	—	—	17,945	4,280	189,656

____________________________

(1)	Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 4.0% for December 31, 2012, 5.50% for December 31, 2011 and 5.50% for December 31, 2010.

(2)	The amounts specified in the “All Other Compensation” column for 2012 include the following:

Name	Perquisites & Other Personal Benefits (a) ($)	Bank Contributions to Profit Sharing Plan ($)	Bank Matching Contributions to 401(k) Plan ($)	Life Insurance Premiums ($)	Total All Other Compensation ($)

Robert W. Zapp	10,714	438	5,723	7,089	23,964
Martin J. Gerrety	-	405	3,467	812	4,683

(a) Other benefits for Mr. Zapp included $6,843 in country club dues and $3,871 for personal use of an automobile.

(3) Salary includes deferral of $45,500 at the direction of Mr. Zapp pursuant to the Contribution Plan.

(4) Salary includes deferral of $7,500 at the direction of Mr. Gerrety pursuant to the Contribution Plan.

Stock Option Plans

At the 1997 annual meeting of stockholders of BKFC, the stockholders approved the 1997 Stock Option Plan, providing for the award of options to purchase up to 1,080,000 Shares. Options to purchase 228,725 Shares were outstanding as of December 31, 2012 under the 1997 Stock Option Plan. The outstanding options have exercise prices ranging from $25.00 to $30.05 and were granted to directors, officers and employees of BKFC and the Bank. In fiscal year 2012, options to purchase a total of 50,470 Shares were forfeited or expired and 29,130 Shares were acquired upon the exercise of options. All of the numbers of Shares contained in this paragraph are adjusted for stock dividends issued in 1997, 1998 and 1999. The 1997 Stock Option Plan expired on March 21, 2007.

On March 16, 2007, upon the recommendation of the Compensation Committee, the Board of Directors of BKFC adopted the 2007 Stock Option Plan, which was approved by BKFC stockholders at BKFC’s 2007 annual meeting on April 20, 2007, replacing the 1997 Stock Option Plan. The 2007 Stock Option Plan provides that up to a maximum of 1,200,000 Shares of BKFC’s common stock (subject to certain adjustments such as stock splits, stock dividends or recapitalizations) are available for issuance thereunder. There were 119,299 options to purchase Shares outstanding as of December 31, 2012 under the 2007 Stock Option Plan. The outstanding options have exercise prices ranging from $19.00 to $25.00 and were granted to directors, officers and employees of BKFC and the Bank. In fiscal year 2012, options to purchase a total of 20,910 Shares were forfeited or expired and 8,111 Shares were acquired upon the exercise of options.

On March 16, 2012, the Board of Directors of BKFC adopted the 2012 Stock Incentive Plan, which was approved by BKFC stockholders at BKFC’s 2012 annual meeting on April 20, 2012, replacing the 2007 Stock Option Plan. No options were awarded under the 2001 Stock Option Plan in 2012. The 2012 Stock Incentive Plan provides that up to a maximum of 1,000,000 Shares of BKFC’s common stock (subject to certain adjustments such as stock splits, stock dividends or recapitalizations) are available for issuance thereunder. There were no options to purchase Shares outstanding as of December 31, 2012 under the 2012 Stock Incentive Plan. There were 4,185 restricted stock units outstanding as of December 31, 2012 under the 2012 Stock Incentive Plan. The material terms of the 1997 Stock Option Plan, the 2007 Stock Option Plan and the 2012 Stock Incentive Plan are outlined below.

Material Terms of the 1997 and 2007 Stock Option Plans

The material terms of both the 1997 Stock Option Plan and the 2007 Stock Option Plan (collectively, the “Old Plans”) are substantially similar and are therefore discussed together. Options granted under the Old Plans may have been either ISOs within the meaning of Section 422 of the Code, or “Non-qualified Stock Options.” The option exercise price for ISOs and Non-qualified Stock Options granted to employees may be determined by the Stock Option Committee at the time of the grant, but could not be less than 100% of the fair market value of the Shares on the date of the grant. The exercise price for options granted to non-employee directors and non-employee officers was the fair market value of the Shares on the date of the grant. No option will be exercisable after the expiration of ten years from the date of the grant. However, if an ISO was granted to a participant owning more than 10% of BKFC’s outstanding Shares at the time the ISO is granted, the exercise price of the ISO could not be less than 110% of the fair market value of the Shares on the date of the grant and the ISO shall not be exercisable after the expiration of five years from the date of the grant.

An option may not be transferred or assigned other than by will or in accordance with the laws of descent and distribution. If a participant is “terminated for cause,” as defined in the Old Plans, any option which has not been exercised shall terminate as of the date of such termination for cause.

BKFC received no monetary consideration for the granting of options under the Old Plans. Upon the exercise of options, BKFC will receive payment in cash or, if acceptable to the Stock Option Committee, Shares of BKFC or surrendered outstanding options.

Material Terms of the 2012 Stock Incentive Plan

The 2012 Stock Incentive Plan authorizes the grant of ISOs, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.

Options granted under the 2012 Stock Incentive Plan may be ISOs or nonqualified stock options. A stock option entitles the participant upon exercise to purchase Shares from BKFC at the option price. The option price is determined by the Compensation Committee at the time of grant and must not be less than (a) 100% of the closing price of BKFC Shares on the date of grant (110% of the closing price in the case of ISOs for more than 10% stockholders) and (b) the par value per share of BKFC Shares. Unless an individual award agreement provides otherwise, the option price may be paid by the participant in cash or cash equivalents, and, when permitted by the Compensation Committee and applicable law and regulations, with Shares, or with a combination of cash and Shares. Options are subject to restrictions on exercise following termination of employment or service. The option term may not exceed ten (10) years (or five (5) years with respect to ISOs for more than 10% stockholders). The maximum compensation payable pursuant to an option is equal to the number of shares granted (or exercised) multiplied by the difference between the fair market value of the Shares on the date of exercise and the option price.

Stock appreciation rights (“SARs”) may be granted under the 2012 Stock Incentive Plan to the holder of an option with respect to all or a portion of the Shares subject to the related option (a “Tandam SAR”) or may be granted separately to a participant. The consideration to be received by the holder of a SAR may be paid in cash, Shares (valued at fair market value on the date of the SAR exercise), or a combination of cash and Shares, as determined by the Compensation Committee. Upon exercise of a SAR, the holder of the SAR is entitled to receive payment from BKFC in an amount determined by multiplying (a) the difference between the fair market value of a Share on the date of exercise over the base price per share of such SAR by (b) the number of Shares with respect to which the SAR is being exercised. The base price may be no less than 100% of the fair market value per share of the BKFC Shares on the date the SAR is granted. No SAR may be exercised more than 10 years after it was granted, or such shorter period as may apply to related options in the case of tandem SARs.

The Compensation Committee may also grant awards to eligible participants consisting of restricted stock or restricted stock units that are subject to certain conditions, which conditions must be met in order for the restricted award to vest and be earned (in whole or in part), and no longer be subject to forfeiture. These conditions may include, but are not limited to, attainment of performance objectives during a certain period of time. Restricted stock awards are payable in Shares. Restricted stock units may be payable in cash or whole Shares, or partly in cash and partly in whole Shares, as determined by the Compensation Committee.

The Compensation Committee may also grant awards, consisting of performance shares and/or performance units, to participants. An award of a performance share is a grant of a right to receive Shares or the cash value thereof, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the fair market value of a Share. An award of a performance unit is a grant of a right to receive Shares or a designated dollar value amount of Shares, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value established by the Compensation Committee at the time of grant. A performance award may be settled in cash, Shares or a combination thereof, as determined by the Compensation Committee.

The Compensation Committee may, in its sole discretion, provide that awards (other than options and SARs) granted under the 2012 Stock Incentive Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account, subject to such restrictions and conditions as the Compensation Committee may establish.

ISOs are not transferable other than by will or the laws of intestate succession or, in the Compensation Committee’s discretion, as may otherwise be permitted in accordance with Code Section 422 and related regulations. Nonqualified options and SARs are not transferable other than by will or the laws of intestate succession, except as may be permitted by the Compensation Committee in a manner consistent with applicable law, including the registration provisions of the Securities Act of 1933, as amended. Restricted stock and restricted stock units that have not vested are not transferable, and performance units and performance shares that have not been earned are not transferable other than by will or the laws of intestate succession.

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which BKFC Shares may be issued as of December 31, 2012.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options , Warrants and Rights(3) ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)
1997 and 2007 Stock Option Plans	348,024		25.44	0
2012 Stock Incentive Plan	4,185	(2)	-	995,815
Total	352,209		25.44	995,815
Equity Compensation Plans Not Approved by Security Holders	N/A		N/A	N/A
Total	352,209		25.44	995,815

(1)	The 1997 Stock Option Plan expired on March 21, 2007 and was replaced with the 2007 Stock Option Plan. The 2007 Stock Option Plan expired on April 20, 2012 and was replaced with the 2012 Stock Incentive Plan.
(2)	Consists of 4,185 shares deliverable upon vesting of restricted stock units.
(3)	Weighted average exercise price is based solely on securities with an exercise price.

Outstanding Equity Awards at December 31, 2012

The following table provides information as of December 31, 2012 regarding BKFC’s option awards under the 1997 and 2007 Stock Option Plans and 2012 Stock Incentive Plan. There were no other outstanding equity awards.

Option Awards

Name(1)	Grant Date		Number of Securities Underlying Unexercised Options(#) Exercisable(2)	Number of Securities Underlying Unexercised Options(#) Unexercisable(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)

Robert W. Zapp	1/17/03	(6)	10,000	—	29.20	1/17/13
	2/20/04	(7)	7,930	2,070	30.05	2/20/14
	1/21/05	(8)	—	10,000	26.45	1/21/15
	1/20/06	(9)	6,000	4,000	25.00	1/20/16
	1/19/07	(10)	6,200	3,800	26.25	1/19/17
	1/18/08	(11)	3,560	4,440	22.51	1/18/18
	1/19/09	(12)	1,240	4,760	20.98	1/16/19

Martin J. Gerrety	1/17/03	(13)	500	—	29.20	1/17/13
	2/20/04	(13)	3,000	—	30.05	2/20/14
	1/21/05	(13)	3,000	—	26.45	1/21/15
	1/20/06	(13)	3,000	—	25.00	1/20/16
	1/19/07	(13)	3,000	—	26.25	1/19/17
	1/18/08	(14)	2,160	540	22.51	1/18/18
	1/16/09	(14)	1,320	880	20.98	1/16/19

(1)	The grant date of each award is noted to the right of the name of each Named Executive Officer.

(2)	Shows the number of Shares underlying vested (exercisable) but not exercised stock options at the fiscal year ended December 31, 2012.

(3)	Shows the number of Shares underlying unexercised options that are unexercisable because they had not vested at the end of the fiscal year.

(4)	Shows the exercise price to be paid by the Named Executive Officer in order to acquire the shares subject to the option.

(5)	Shows the date that each option expires, if not previously exercised. Under the 1997 Stock Option Plan, the option expiration date is accelerated for officers whose employment is terminated upon death or disability of the Named Executive Officer.

(6)	Granted pursuant to the 1997 Stock Option Plan and vested as follows: 150 shares on 1/17/07; 3,400 shares on 1/17/08; 3,400 shares on 1/17/09 and 3,050 shares on 1/17/10.

(7)	Granted pursuant to the 1997 Stock Option Plan and vested as follows: 950 shares on 2/20/07; 330 shares on 2/20/10; 3,325 shares on 2/20/11; 3,325 shares on 2/20/12; and 2,070 shares on 2/20/15.

(8)	Granted pursuant to the 1997 Stock Option Plan and vest as follows: 1,420 shares on 1/21/13; 3,780 shares on 1/21/14; 4,800 shares on 1/1/15.

(9)	Granted pursuant to the 1997 Stock Option Plan and vest as follows: 6,000 shares on 1/20/06; 4,000 shares on 1/1/16.

(10)	Granted pursuant to the 1997 Stock Option Plan and vest as follows: 6,200 shares on 1/19/07; 3,800 shares on 1/1/17.

(11)	Granted pursuant to the 2007 Stock Option Plan and vest as follows: 3,560 shares on 1/18/08; 4,440 shares on 1/1/18.

(12)	Granted pursuant to the 2007 Stock Option Plan and vest as follows: 1,240 shares on 1/16/09; 4,760 shares on 1/1/19.

(13)	Granted pursuant to the 1997 Stock Option Plan and vest in five equal annual installments, beginning on the anniversary of the date of grant.

(14)	Granted pursuant to the 2007 Stock Option Plan and vest in five equal annual installments, beginning on the anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table provides information about the exercise of stock options and vesting of restricted stock held by our Named Executive Officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($)
Robert W. Zapp	6,000	76,400	0	0
Martin J. Gerrety	0	0	0	0

Pension Benefits

The following table presents an estimation of the present value of the benefits payable under the Pension Plan in which an executive officer named in the Summary Compensation Table participates along with his applicable years of service.

Name	Plan Name	Number of Years Credited Service	Present Value of Accummulated Benefit ($)(1)	Payments During Last Fiscal Year($)
Robert W. Zapp	Executive Private Pension Plan	15	865,792	0
Martin J. Gerrety	Executive Private Pension Plan	9	193,871	0

(1)	The calculation of present value of accumulated benefit assumes a discount rate of 4.00% until age 65. It further assumes that the executive officer will receive the present value of his retirement benefit at age 65 in the form of a lump sum payment in accordance with Financial Standards Accounting Board (FASB) Accounting Standards Codification (ASC), Topic 470 (formerly, FASB Statement of Financial Accounting Standard No. 87).

The Pension Plan provides a member of a select group of management or highly compensated employees with a retirement benefit. The Pension Plan is a defined benefit pension plan within the meaning of Section 414(j) of the Code. The Pension Plan currently has 15 active participants, including Messrs. Zapp and Gerrety. The Pension Plan provides participants with a plan benefit which equals up to 30% of the participant’s “final average compensation” when the Pension Plan benefit is not combined with the participant’s pension plan benefit and age 65 social security benefit. For purposes of the Pension Plan, the term “final average compensation” is defined to mean the annual “adjusted compensation” (as defined in the Pension Plan) of a participant averaged over the five consecutive plan years from the date of participation which produces the highest annual average, provided that if the participant has less than five consecutive plan years of service, final average compensation will be based on adjusted compensation for those years of service from the date of employment to the date of termination. The term “adjusted compensation” means the total compensation paid or accrued (including any accrual under the Contribution Plan) to the participant for services rendered to the Bank as an employee as reflected on IRS Form W-2, increased by salary reductions under a Section 401(k) plan or Section 125 plan. However, amounts attributable, for example, to exercise of stock options, noncash remuneration, moving expenses, relocation bonuses, fringe benefits, lump sum severance payments or any funds paid following termination or retirement from the Bank are excluded from the Pension Plan’s definition of adjusted compensation. The benefits under the Pension Plan shall be paid in the form of an immediate 15-year term annuity. Any other form of benefit payment is permissible only upon satisfying the rules relating to changes in the time and form of distributions contained in Section 409A(a)(4)(C) of the Code and Treasury Regulations promulgated thereunder.

If a participant is terminated before death or age 65 with five “years of service” (as defined in the Pension Plan), he shall be eligible for a deferred retirement pension and the payment of a deferred pension benefit commences when the participant reaches 65 years of age. A participant meeting the eligibility requirements and not requesting an early retirement benefit under the Pension Plan shall receive deferred pension benefits in accordance with the following vested percentages:

•	50% of “accrued benefit” (as defined in the Pension Plan) with five but less than six years of service;

•	60% of “accrued benefit” with six but less than seven years of service;

•	70% of “accrued benefit” with seven but less than eight years of service;

•	80% of “accrued benefit” with eight but less than nine years of service;

•	90% of “accrued benefit” with nine but less than 10 years of service; and

•	100% of “accrued benefit” with 10 or more years of service.

Nonqualified Deferred Compensation

The following table shows the deferred compensation activity for the executives named in the Summary Compensation Table under the Contribution Plan. All executive nonqualified contributions to the Contribution Plan are also included in current year compensation presented in the Summary Compensation Table.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Robert W. Zapp	45,500	-	77,125		466,333
Martin J. Gerrety	7,500	-	5,157		52,042

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(1)	Executive contributions to the Contribution Plan include salary deferred in 2012 at the direction of the executive officer. No aggregate earnings as reported above were reported as compensation in the Summary Compensation table because such amounts do not represent above-market or preferential earnings on compensation. Decline in market returns resulted in negative earnings.

(2)	Represents deferrals of cash compensation from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years.

BKFC offers members of a select group of management or highly compensated employees the opportunity to defer all or a portion of their annual compensation into a deferred compensation account which is deemed to be invested among such categories of investments as may be made available under the Contribution Plan, with the participant’s account being credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments. Participation in the Contribution Plan is voluntary. BKFC does not provide a matching contribution under the Contribution Plan. The Contribution Plan currently maintains 13 active participants, including Messrs. Zapp and Gerrety. Participant deferred amounts, along with all earnings, gains and losses thereon, are always 100% vested.

Distribution of vested benefits commences 60 days after the closing of the plan year in which a participant retires or is terminated and shall be paid in substantially equal installments over 15 years. Any other form of benefit payment is permissible only upon satisfying the rules relating to changes in the time and form of distributions contained in Section 409A(a)(4)(C) of the Code and Treasury Regulations promulgated thereunder.

In addition, distributions may be made only for purposes described in 26 C.F.R. Section 1.409A-3(i)(3), which establishes standards deemed to satisfy the unforeseeable emergency condition for distribution of benefits from non-qualified deferred compensation arrangements.

DIRECTOR COMPENSATION

The following table sets forth compensation information on each of the non-employee directors of BKFC and includes their services as directors of the Bank. Directors who are also compensated as employees receive no additional compensation for their services as a director.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Charles M. Berger	18,250	11,977	30,227
John S. Cain	18,250	11,977	30,227
Harry J. Humpert	18,250	11,977	30,227
Barry G. Kienzle	18,250	11,977	30,227
John E. Miracle	18,250	11,977	30,227
Mary Sue Rudicill	18,250	11,977	30,227
Ruth M. Seligman-Doering	18,250	11,977	30,227
Herbert H. Works	18,250	11,977	30,227

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(1)	Charles M. Berger, John S. Cain, Harry J. Humpert, Barry G. Kienzle, John E. Miracle, Mary Sue Rudicill, Ruth Seligman-Doering and Herbert H. Works were the non-employee directors of BKFC on December 31, 2012.

(2)	Based on $1,250 per month from January through May and $1,500 from June through December of 2012, and a $1,500 honorarium paid in December of 2012.

(3)	In 2012, each non-employee director of BKFC was awarded 465 restricted stock units, with the grant date fair value of $ 11,997 as computed in accordance with FASB ASC Topic 718. As of December 31, 2012, each non-employee director of BKFC had an aggregate number of 465 restricted stock units awards outstanding.

Director Compensation. The entire Board of Directors annually reviews and decides compensation for BKFC’s non-employee directors. No fees are paid to directors who are also employees. As a starting point for its review, the entire Board uses the peer group compensation data prepared by management. BKFC seeks to establish Board compensation that is near the median for the peer group.

Each non-employee member of the Board of Directors received $18,250 for serving on the Bank Board of Directors during 2012. BKFC also maintains a stock incentive plan (the 1997 Stock Option Plan expired on March 21, 2007 and was replaced with the 2007 Stock Option Plan; the 2007 Stock Option Plan expired on April 20, 2012 and was replaced with the 2012 Stock Incentive Plan) which benefits BKFC’s directors. See the description of the stock option plans above. In 2012, no options were awarded to non-employee directors. However, each non-employee director was awarded 465 restricted stock units, convertible to 465 shares of restricted stock of BKFC if he or she serves as a director until the 2013 Annual Meeting, as further disclosed below.

Restrictive Stock Unit Program for Non-Employee Directors and General Counsel. In 2012, the Board of Directors established a Restrictive Stock Unit Program for Non-Employee Directors and General Counsel (the “Program”) in accordance with the 2012 Stock Incentive Plan. Pursuant to the Program, each of the non-employee directors and the general counsel, as an independent contractor, of BKFC was awarded on July 20, 2012, for the period beginning on April 20, 2012 and ending as of the date of the 2013 Annual Meeting, 465 restricted stock units at an award price of $25.80 per share with a total grant date fair value of $11,977. The number of awarded restricted stock units was calculated as the number of whole shares of BKFC’s common stock having a total fair market value on the grant date closest to, but not in excess of, $12,000.

Under the Program, beginning at the 2013 Annual Meeting and continuing at each annual meeting of stockholders of BKFC thereafter, unless otherwise determined by the Board of Directors, each non-employee director elected by stockholders and the general counsel, if qualified as an independent contractor, will be awarded, for his or her service period continuing until next annual meeting, the number of restricted stock units calculated in the same manner as used in calculating the award in 2012. In addition, non-employee directors elected, and general counsel appointed, by the Board of Directors will be awarded on such election or appointment date, as applicable, for the period beginning on such election or appointment date and continuing at the next annual meeting of stockholders of BKFC, restricted stock units equal to the number of whole shares of BKFC’s common stock having a total fair market value closest to, but not in excess of, a sum equal to $1,000 for each full month of his or her service period.

Under the Program, the holder of a restricted stock unit has no rights or privileges of a stockholder by reason of holding the restricted stock units and has no right to receive a dividend or dividend equivalent with reference to such units.

If the holder of a restricted stock unit does not serve continuously for the entire service period for which the restricted stock unit was awarded, such restricted stock unit is cancelled on the date of such termination of service.

Upon the expiration of the service period for which restricted stock units were awarded, if the holder has served continuously in the applicable capacity, each restricted stock unit shall be exchanged for one share of restricted stock of BKFC. Such restricted stock is subject to transfer restrictions until one year after the holder ceases to serve in the applicable capacity, or sooner dies. However, if the total fair market value of restricted stock issued under the Program to a recipient exceeds $60,000, the restriction will be cancelled on the greatest number of restricted shares held for such recipient as would not reduce the total fair market value of the remaining restricted shares to less than $60,000.

In 2012, no options were awarded to non-employee directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE AND EMPLOYEE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as required by Item 402(b) of Regulation S-K, with management and, based on its review and discussions with management, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. See “Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE

Barry G. Kienzle

John E. Miracle

Mary Sue Rudicill

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by BKFC to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Under this exemption, the Bank has extended loans to certain of its and BKFC’s directors and executive officers, their affiliates and members of their families. In accordance with the federal banking regulations, all such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to BKFC and did not present more than the normal risk of collectibility or other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.

The Bank has an existing lending relationship with both Mr. John Cain and Wiseway Supply established in the ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to BKFC, which does not present more than the normal risk of collectability or other unfavorable term.

Mr. John Cain and his spouse have a home equity loan with the Bank, and Mr. John Cain is also a guarantor of a third party Erich Heinrich’s loan with the Bank. These lending relationships are established in the ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to BKFC, which does not present more than the normal risk of collectability or other unfavorable term.

Mr. John Cain is a member of Cain Capital, LLC; Double Bogey, LLC, Wards Corner, LLC, and Fireside Investments, LLC, all of which have mortgages and/or letters of credit with the Bank of Kentucky, such arrangements having been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to BKFC, which does not present more than the normal risk of collectability or other unfavorable term. The amount of all the above loans involving Mr. John Cain and the Bank totals about $7.6 million.

Leases. The Bank has a lease agreement for office premises located at 1065 Burlington Pike with The R.C. Durr Foundation, Inc., John S. Cain (who is a Director and is standing for re-election), and his siblings, Rodney C. Cain and David Alfred Cain, each of whom is a lessor under the lease agreement. The annual rental expense under this lease was $226,922 for the year ended December 31, 2012 and $210,713 for each of the years ended December 31, 2011, 2010 and 2009, respectively. Mr. John Cain’s interest in such rental expense for 2012 was $26,714. The lease had an initial term of 15 years which expired in 2006 and may, at the option of the Bank, be renewed for three successive five-year periods. The Bank is currently in the second five-year renewal period.

The Bank has a lease agreement for office premises located on Kentucky Highway 18 in Boone County, Kentucky, with William R. Rudicill, the spouse of Ms. Rudicill. The annual rental expense under this lease was $14,070 for the year ended December 31, 2012 and $13,065 for each of the years ended December 31, 2011, 2010 and 2009, respectively. The lease had an initial term of 15 years expiring in 2007 and may, at the option of the Bank, be renewed for three successive five-year periods. The Bank is currently in the second five-year renewal period.

The Bank has a lease agreement for office premises located on Houston Road in Boone County, Kentucky, with Dr. Miracle, Geraldine G. Miracle, Jennifer A. Meyer, Maria A. Meyer, Leila L. Meyer, Herbert E. Works, Mark T. Wilson, Nicolette Wilson, Bryson E. Wilson and Josephina Wilson, each of whom is a lessor under the lease agreement. Geraldine Miracle is Dr. Miracle’s spouse. Jennifer Meyer, Maria Meyer and Leila Meyer are daughters-in-law of David E. Meyer, who resigned from the Board of Directors effective January 31, 2007. Herbert E. Works is the son of Mr. Works. Mark Wilson, Nicolette Wilson, Bryson Wilson and Josephina Wilson were related to Mr. Works through his former wife. The rental expense under this lease was $95,507 for the year ended December 31, 2012. The annual rental expense under this lease was $95,507 for the years ended December 31, 2011 and 2010, respectively, and $90,609 for the year ended December 31, 2009. The lease had an initial term of 15 years which expired in 2009 and was renewed by the Bank for an additional five-year period. The Bank, at its option, may renew for two additional five-year periods.

The Bank has a lease agreement for office premises located on U.S. 42 in Boone County, Kentucky, with Burnett Management Company, LLC, of which Mr. Humpert and Mr. William E. Snyder, a former director of BKFC who resigned effective as of April 19, 2002, are members. The annual rental expense under this lease was $107,394 for the year ended December 31, 2012, $107,394 for the years ended December 31, 2011, 2010 and 2009, respectively. The lease was effective in May 1998 with an initial term of 15 years and may, at the option of the Bank, be renewed for three successive five-year periods.

Neither BKFC nor the Bank has formally established policies or procedures that relate to reviewing, approving or otherwise ratifying related person transactions, other than complying with all applicable laws and regulations that pertain to related person transactions for banks.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, BKFC’s directors and executive officers and persons holding more than ten percent of the outstanding Shares are required to report their ownership of Shares and changes in such ownership to the SEC and BKFC. Based solely on its review of the copies of such reports, BKFC believes that, for the year ended December 31, 2012, all Section 16(a) filing requirements applicable to BKFC’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

PROPOSALS OF SECURITY HOLDERS

Any proposals of stockholders intended to be included in BKFC’s proxy statement and proxy card for the 2014 annual meeting of stockholders (other than nominations for directors, which is explained herein at “Meetings and Committees of the Board of Directors”), should be sent to BKFC by certified mail and must be received by BKFC not later than November 30, 2013. In addition, if a stockholder intends to present a proposal at the 2014 annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 16, 2014, then the proxies designated by the Board of Directors of BKFC for the 2014 annual meeting of stockholders may vote in their discretion on any such proposal any Shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

BOARD POLICIES REGARDING COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND
ATTENDANCE AT ANNUAL MEETINGS

The BKFC Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the BKFC Board of Directors should send any communication to the President of BKFC. Any such communication must state the number of Shares beneficially owned by the stockholder making the communication. The President of BKFC will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the BKFC President has the authority to discard the communication or take appropriate legal action regarding the communication.

BKFC does not have a policy regarding Board member attendance at annual meetings of stockholders. All BKFC directors then serving attended the 2012 annual meeting of stockholders.

OTHER MATTERS

Management knows of no other business that may be brought before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

A copy of BKFC’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2012, as filed with the SEC, will be furnished without charge to persons who were stockholders as of the close of business on March 1, 2013 upon written request to the President, The Bank of Kentucky Financial Corporation, 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the proxy in the enclosed self-addressed envelope.

By Order of the Board of Directors

John E. Miracle, Secretary

Crestview Hills, Kentucky

March 15, 2013

THE BANK OF KENTUCKY

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals II and III.

I. ELECTION OF DIRECTORS: For a term expiring in 2014.

01 - Charles M. Berger	02 - John S. Cain	03 - Harry J. Humpert
04 - Barry G. Kienzle	05 - John E. Miracle	06 - Mary Sue Rudicill
07 - Ruth M. Seligman-Doering	08 - Herbert H. Works	09 - Robert W. Zapp

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
II. The ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for BKFC for the year ended December 31, 2013.	☐	☐	☐
III. The approval, on a non-binding, advisory basis, of the compensation of BKFC's executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE BANK OF KENTUCKY

REVOCABLE PROXY — THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
APRIL 19, 2013

The undersigned hereby appoints Barry G. Kienzle, Herbert H. Works and Robert W. Zapp, or any of them, with full powers of substitution and resubstitution, to act as proxy or proxies for the undersigned to vote all shares of common stock of The Bank of Kentucky Financial Corporation ("BKFC") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Friday, April 19, 2013, at 5:00 p.m., Eastern Daylight Saving Time, at Receptions Conference Center, 1379 Donaldson Road, Erlanger, Kentucky 41018, and at any and all adjournments thereof (the "Meeting"), as directed on the reverse side of this card.

The Board of Directors recommends a vote "FOR" Proposal I: the election of the directors nominated; "FOR" Proposal II: the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for BKFC for the current fiscal year and "FOR" Proposal III: the approval, on a non-binding, advisory basis, of the compensation of BKFC's executive officers.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE OF THIS CARD, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR PROPOSALS II AND III. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BKFC.

This Proxy shall be deemed terminated and of no further force and effect if the undersigned attends and votes in person at the Meeting or gives written notice of revocation or submits a later-dated proxy received by BKFC before the Meeting.

(PLEASE VOTE AND SIGN ON REVERSE SIDE.)